Dated 17th August 1993





                    (1)  OCEAN INFORMATION HOLDINGS LIMITED



                                      and



                          (2)  ARROW ELECTRONICS, INC.





                              SHARE SALE AGREEMENT

                      relating to the sale and purchase of
                    the whole of the issued share capital of
                       COMPONENTS AGENT (B.V.I.) LIMITED





STEPHENSON HARWOOD & LO

1802 Edinburgh Tower, The Landmark
15 Queen's Road Central, Hong Kong

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                             SHARE SALE AGREEMENT
DATED    17th August 1993

PARTIES



(1) OCEAN INFORMATION HOLDINGS LIMITED a company incorporated in Bermuda whose registered office is at Clarendon House, Church Street, Hamilton, HM11, Bermuda (the "Vendor"); and

(2) ARROW ELECTRONICS, INC a company incorporated in the State of New York, U.S.A. whose principal executive office is at 25 Hub Drive, Melville, New York, 11747, U.S.A. (the "Purchaser").

PRELIMINARY

(A) Components Agent (B.V.I.) Limited is a private company incorporated in the British Virgin Islands which has six wholly owned subsidiaries; four in Hong Kong, one in Singapore and one in Malaysia.

(B) The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares on the terms and conditions of this Agreement and in particular on the basis of the representations warranties agreements and indemnities hereinafter mentioned.

IT IS AGREED  as follows:-

1.       INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:-

         Accounts the audited accounts of the Company and of each of its Subsidiaries (except
                                                  Components Agent Taiwan
                                                  Limited) for the last two
                                                  accounting periods (save in
                                                  respect of Components Agent
                                                  China Limited which shall be
                                                  for the last accounting
                                                  period only) which ended on
                                                  the Balance Sheet Date
                                                  comprising in each case the
                                                  audited balance sheets, the
                                                  audited profit and loss
                                                  accounts and all notes,
                                                  reports and other documents
                                                  annexed thereto, and the
                                                  audited consolidated accounts
                                                  of the Company for the
                                                  financial period ending on
                                                  the Balance Sheet Date
                                                  comprising the audited
                                                  consolidated balance sheet
                                                  and the audited consolidated
                                                  profit and loss account, and
                                                  the Management Accounts,
                                                  copies of which have been
                                                  supplied to the Purchaser

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"business day"                                    means a day on which banks
                                                  are open for business in
                                                  Hong Kong

Balance Sheet Date                                31st March 1993

Company                                           Components Agent (B.V.I.)
                                                  Limited, a company
                                                  incorporated in the British
                                                  Virgin Islands, whose
                                                  registered office is at
                                                  Craigmuir Chambers, P 0 Box
                                                  71, Road Town Tortola,
                                                  British Virgin Islands
                                                  particulars of which are set
                                                  out in Part I of the First
                                                  Schedule

Completion                                        completion of the sale and
                                                  purchase of the Shares in
                                                  accordance with Clause 5

Completion Date                                   the date of this Agreement

Deed of Indemnity                                 the deed in the form set out
                                                  in the Fifth Schedule

Disclosure Letter                                 the letter of even date
                                                  herewith from the Vendor to
                                                  the Purchaser (including the
                                                  documents referred to in the
                                                  annexures to such letter)
                                                  disclosing certain exceptions
                                                  to the Warranties

Earnest Money                                     the sum of HK$7,727,000
                                                  being equivalent (using the
                                                  rate of exchange prevailing
                                                  on 16th June 1993) to the sum
                                                  of US$1,000,000 paid by the
                                                  Purchaser to the Vendor

Group                                             the Company and the
                                                  Subsidiaries

HK$                                               Hong Kong dollars

Intellectual Property                             patents, trade marks,
                                                  service marks, registered
                                                  designs applications for any
                                                  of the foregoing, design
                                                  rights, copyright or
                                                  inventions and the benefit of
                                                  any and all licences in
                                                  connection with any of the
                                                  foregoing

Listing Rules                                     the rules governing the
                                                  listing of securities on The
                                                  Stock Exchange of Hong Kong
                                                  Limited

Management Accounts                               the unaudited balance sheets
                                                  of the Company and each of
                                                  the Subsidiaries (except
                                                  Components Agent Korea
                                                  Limited and Components Agent
                                                  Taiwan Limited) as at the
                                                  Management Accounts Date and
                                                  the unaudited profit and loss
                                                  accounts of the Company and
                                                  each of the Subsidiaries as
                                                  at the Management Accounts
                                                  Date

Management Accounts Date                          30th June 1993, except in
                                                  the case of Components Agent
                                                  Korea Limited which shall be
                                                  31st March 1993

Option Agreement                                  two agreements of even date
                                                  made between, firstly, (1)
                                                  the Company and (2) TMC Fund
                                                  Company Limited and,
                                                  secondly, (1) the Company and
                                                  (2) Tam Hing Sang relating to
                                                  deferred shares in Components
                                                  Agent Limited in the agreed
                                                  terms

Mr. Tam                                           Tam Hing Sang

Mr. Tsang                                         Tsang Man Chung

Purchaser's Solicitors                            Stephenson Harwood & Lo of
                                                  18th Floor, Edinburgh Tower,
                                                  The Landmark, 15 Queen's Road
                                                  Central, Hong Kong

Purchaser's Charge over Shares                    a charge of even date made
                                                  between (1) the Purchaser and
                                                  (2) the Vendor in the agreed
                                                  terms

Purchaser's Deed of Indemnity                     an indemnity of even date
                                                  made between (1) the
                                                  Purchaser, (2) the Vendor and
                                                  (3) Ocean Office Automation
                                                  Limited in the agreed terms

Premises the property owned by the Companies details of which are set out in the Fourth
                                                  Schedule

Shares the 8,200 shares of US$1.00 each in the capital of the Company comprising the whole of its issued share capital

Subsidiaries                                      the wholly owned
                                                  subsidiaries of the Company
                                                  particulars of which are set
                                                  out in Part II of the First
                                                  Schedule

subsidiary                                        the meaning prescribed by
                                                  Section 2 of the Companies
                                                  Ordinance (Chapter 32)

Taxation                                          the meaning given in the
                                                  Fifth Schedule

Territory                                         Hong Kong, the People's
                                                  Republic of China, Singapore,
                                                  Malaysia, the Republic of
                                                  China (Taiwan) and the
                                                  Republic of South Korea

Vendor's Solicitors                               Woo, Kwan, Lee & Lo of Room
                                                  2718, Jardine House,
                                                  1 Connaught Place, Central,
                                                  Hong Kong

Warranties                                        the warranties
                                                  representations and
                      undertakings set out in Clause 4.1 and the Second Schedule

1.2 References in this Agreement to statutory provisions shall where the context so admits be construed as references to those provisions as respectively amended consolidated extended or re-enacted from time to time and shall where the context so admits be construed as including references to the corresponding provisions of any earlier legislation directly or indirectly amended consolidated extended or replaced thereby or re-enacted and shall include any orders regulations instruments or other subordinate legislation made under the relevant statute. Except as may be otherwise expressly provided herein, all accounting and other terms and expressions used in financial reporting not specifically defined in this Agreement shall be construed in accordance with generally accepted Hong Kong accounting principles and practices.

1.3      For the purposes of this Agreement:-

         1.3.1 "agreed terms" means in relation to any document such document in the terms agreed between the parties and for the purposes of identification signed on their behalf by the Purchaser's Solicitors and the Vendors' Solicitors;

         1.3.2 any reference to a Clause sub-clause or Schedule (other than a Schedule to a statutory provision) is a reference to a Clause or sub-clause of or a Schedule to this Agreement and the Schedules form part of and are deemed to be incorporated into this Agreement and references to "this Agreement" are to be construed accordingly;

         1.3.3 "disclosed" means fully and fairly disclosed elsewhere in this Agreement (including the Schedules) and/or in the Disclosure Letter; and

         1.3.4 where any statement is qualified by the expression "so far as the Vendor is aware" or when reference is made to the Vendor's knowledge that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry by the Vendor amongst the directors, officers, and employees of the Vendor and its subsidiaries (including the Group).

1.4 The headings used in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.5 In this Agreement words connoting the singular number shall be deemed to include the plural number and vice versa, words connoting any gender shall be deemed to include all genders and words connoting natural persons shall be deemed to include bodies corporate or unincorporate.

2.    SALE OF SHARES

2.1 Subject to the terms and conditions hereof and for the consideration referred to in Clause 3, on and with effect from the Completion Date, the Vendor shall sell as beneficial owner and the Purchaser shall purchase the Shares free from any charges liens encumbrances equities and claims whatsoever, and together with all rights attaching or accruing thereto and all dividends and distributions declared made or paid on or after the Completion Date.

2.2 The Vendor hereby warrants that no dividends bonuses or distributions have been paid, declared or made in respect of any shares or stock of the Company or any of the Subsidiaries since the Balance Sheet Date.

3.       CONSIDERATION

3.1 The aggregate consideration for the sale and purchase of the Shares shall be the sum of HK$170,000,000 of which the sum of HK$162,273,000 (being the aggregate purchase price for the Shares less the Earnest Money) shall be paid on Completion by a banker's draft in favour of the Vendor and the Earnest Money (excluding interest thereon) shall be released to the Vendor.

3.2 Upon Completion, all interest accrued on the Earnest Money shall be paid within two business days by the Vendor to the Purchaser's Solicitors in the lawful currency of the United States of America.

3.3 The Vendor's Solicitors are hereby irrevocably authorised and instructed to hold the Earnest Money and all interest accrued thereon on the terms and conditions stated in this Agreement and to deal with the same as and when provided for in this Agreement.

4.       WARRANTIES

4.1 Save as disclosed and subject to Clause 4.2 below, the Vendor hereby represents warrants and undertakes to the Purchaser as at the date hereof (to the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) in the terms set out in the Second Schedule and acknowledges that the Purchaser in entering into this Agreement is relying on such representations and warranties and undertakings and on the indemnities to be given in the Deed of Indemnity.

4.2      The Warranties are given subject only to :-

         (a)     the matters disclosed;

         the limitation on the Vendor's liability set out in the Third Schedule; and

         (c) any act or omission to act after execution of this Agreement carried out at the written request of or with the prior approval in writing of the Purchaser.

4.3 Other than as disclosed no other information relating to the Company or the Subsidiaries of which the Purchaser has knowledge (actual or constructive), including in connection with any due diligence investigation by the Purchaser, shall prejudice any claim made by the Purchaser under the Warranties.

4.4 Each of the Warranties set out in each sub-paragraph of the Second Schedule shall be separate and independent and save as expressly provided shall not be limited by reference to any other sub-paragraph or anything in this Agreement.

4.5 Where as a result of any breach of any of the Warranties the net assets of the Company are diminished or are less than they would have been had there been no such breach, or any payment is made or required to be made by the Purchaser, the Purchaser shall be entitled to elect that the amount of such diminution or shortfall or payment, together with any reasonable costs and expenses incurred in connection therewith, shall be taken to be the loss suffered by the Purchaser by reason of such breach. If in respect of or in connection with any breach of any of the Warranties any sum payable to the Purchaser by the Vendor pursuant to this Agreement by way of compensation is subject to Taxation in Hong Kong, then such further amount shall be paid to the Purchaser by the Vendor so as to secure that the net amount received by the Purchaser is equal to the amount of the compensation due to it as aforesaid.

4.6 The amount of any successful claim against the Vendor under the Warranties or the Deed of Indemnity shall be deemed to constitute a reduction in the purchase consideration payable for the Shares.

4.7 The Purchaser has full power to enter into and perform this Agreement and the Deed of Indemnity respectively and this Agreement constitutes and the Deed of Indemnity will, when executed, constitute legally valid and binding obligations on the Purchaser enforceable against it in accordance with its terms, and the Purchaser has obtained all necessary consents, approvals and has made or will make any necessary filings with any regulatory authorities in connection with the sale of the Shares.

5.       COMPLETION

5.1 Completion shall take place at the offices of the Vendor's Solicitors on the Completion Date immediately upon the signing of this Agreement or at such other place and time as shall be mutually agreed when the events set out in Clauses 5.2 and 5.3 shall take place.

5.2      The Vendor shall:-

         5.2.1 cause to be delivered to the Purchaser duly executed instrument(s) of transfer of the Shares in favour of the Purchaser (or as it in writing directs) accompanied by the relative share certificate(s) for all of the Shares and together with certified copy board resolutions of the Vendor approving the execution and performance of this Agreement and such transfers;

         5.2.2 deliver to the Purchaser the Deed of Indemnity executed by the Vendor, the Company and the Subsidiaries (other than in Singapore and Malaysia) together with certified copy board resolutions of their respective boards of directors approving such executions and the performance of the Deed of Indemnity;

         5.2.3   deliver to the Purchaser written resignations of Mr. Tsang

                 Man Chung and Mr. Andrew Leung as directors of the Company and each relevant Subsidiary with an acknowledgment under seal signed by each of them that he has no claim against the relevant company for compensation for loss of office or otherwise howsoever (except only for any accrued remuneration and expenses remaining to be reimbursed, details of which are set out in the Disclosure Letter);

         5.2.4 procure the passing of Board resolutions of the Company and the Subsidiaries incorporated in Hong Kong revoking the authority of Mr. Tsang in respect of the operation of all bank accounts and shall hand to the Purchaser certified copies of such resolutions;

         5.2.5 cause to be delivered to the Purchaser the Certificate of Incorporation the seal and the statutory books of each member of the Group;

         5.2.6 deliver to the Purchaser a certified copy of a letter addressed to the Vendor whereby Mr. Tsang, who holds in excess of 50% of the voting rights exercisable at general meetings of the Vendor, irrevocably approves the transaction contemplated by this Agreement; and

         5.2.7 deliver to the Purchaser the Option Agreements, executed by Mr. Tam and Ocean (B.V.I.) Limited in relation to the deferred shares in Components Agent Limited.

5.3      The Purchaser shall : -

         5.3.1 deliver to the Vendor the Purchaser's Deed of Indemnity and the Purchaser's Charge over Shares, together with all documents referred to therein;

         5.3.2 deliver to the Vendor certified copy board resolutions approving the execution and performance of this Agreement and the documents referred to in Clause 5.3.1.

5.4 For the avoidance of doubt, in relation to any company within the Group which is incorporated outside Hong Kong, all documents which are required to be delivered to the Purchaser by the Vendor shall be collected by the Purchaser at the relevant company's registered office located in its place of incorporation.

5.5 At Completion the Earnest Money and interest thereon shall be released in accordance with Clause 3.1.

6.       COMPETITION AND CONFIDENTIALITY

6.1      The Vendor hereby undertakes to the Purchaser:-

         6.1.1 not within the Territory during the period of three years after Completion to carry on or be engaged directly or indirectly and whether as principal, shareholder, partner, employee, agent or otherwise (except as a shareholder in a public listed company holding not more than five per cent.

                 of the issued share capital, of any class, of such public company) in :-

                 (a) the business of distributing electronic components (as defined below) relating to computer, telecommunications, consumer and industrial products; or

                 (b) taking on any agency for the sale of electronic components (as defined below) relating to computer, telecommunications, consumer and industrial products,

                 ((a) and (b) together being the "Group Business")

                 For the purpose of this Clause 6.1, "electronic components" shall consist of the following:-

                 (i) semiconductors (including, without limitation, integrated circuits, microprocessors and memory devices);

                 (ii) passive devices (including, without limitation, resistors and capacitors); and

                 (iii) electromechanical devices (including, without limitation, connectors, fuses, relays and switches).

                 Provided that this restriction shall not prevent the Vendor from:-

                 (i) carrying on the business of any of the design, manufacturing, sale, distribution, trading and/or the taking of any agency for the sale of personal computer systems and equipment, personal computer components (including, without limitation, motherboards, add-on cards, power supplies and casings), telecommunication equipments and engineering systems, and computer peripherals (including, without limitation, monitor, keyboards, hard disc drive, floppy disc drive, printer and mouse); and

                 (ii) selling, trading and distributing products manufactured by the Vendor or its subsidiaries; and

                 (iii) selling electronic components originally and bona fide intended to be acquired for the purpose of incorporating into products manufactured by the Vendor or any of its subsidiaries which components are excess to their manufacturing requirements; and

                 (iv) carrying on the business of selling, distributing or taking on any agency for the sale of computer products (including, without limitation, add-on cards) manufactured by persons other than the Vendor.

         6.1.2 not during the period of three years after Completion either on its own account or on behalf of any other person firm or company directly or indirectly solicit or endeavour to solicit, in competition with the Group Business, the custom of any person, firm or company who has been a client of any member of the Group as at the date hereof for the purpose of carrying on the Group Business except in connection with carrying out the matters set out in the proviso numbered (i) -
                 (iv) in Clause 6.1.1;

         6.1.3 not within the period of three years after Completion directly or indirectly to solicit or endeavour to entice away from any member of the Group any person who was employed by any member of the Group at any time during the period of one year immediately prior to Completion;

         6.1.4 not at any time after Completion to carry on or be concerned engaged or interested as aforesaid in any business under the name or style of "Components Agent" or "Components Assembly & Sales" any similar names which might reasonably be expected to have any connection with the Company; and

         6.1.5 not within a period of three years after Completion to employ any person who is at the Completion Date employed by the Group and whose job title is "Assistant Manager" or higher.

         The above restrictions are considered reasonable by the parties hereto but in the event that any such restriction shall be found to be invalid but would be valid if some part thereof were deleted or the period of application or the area or the extent of the business affected were reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.

6.2 The Vendor hereby agrees with the Purchaser that it will not at any time hereafter use for its own purposes or divulge or cause or enable any person to become aware of any confidential information of any nature whatsoever directly or indirectly concerning the business affairs, finances, suppliers, clients, trade processes or contractual or other arrangements of the Company or the Subsidiaries which is in the possession or knowledge of the Vendor, its subsidiaries or any of its or their directors, officers or employees as at Completion (except where such disclosure is required by law and/or regulations applicable to it).

6.3 The Purchaser hereby agrees with the Vendor that it will procure that no member of the Group will at any time hereafter use for its own purposes or divulge or cause or enable any person to become aware of any confidential information of any nature whatsoever directly or indirectly concerning the business affairs, finances, suppliers, clients, trade processes or contractual or other arrangements of the Vendor or any of its subsidiaries (other than any member of the Group) which is in the possession or knowledge of any member of the Group or of any director, officer or employee of any member of the Group as at Completion (except where such disclosure is required by law and/or regulations applicable to such member of the Group).

7.       WAIVER

         No waiver by any party of any breach by the other party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof and any forbearance or delay by any party in exercising any of its rights hereunder shall not be construed as a waiver thereof.

8.       SUCCESSORS AND ASSIGNS

         The parties hereto agree that the benefit of any provision in this Agreement may not be assigned by the Purchaser and its successors in title without the consent of any of the other parties hereto save that no such consent shall be required in relation to any assignment by the Purchaser of the benefit of the Purchaser under this Agreement to any direct or indirect wholly-owned subsidiary of the Purchaser provided that such direct or indirectly wholly-owned subsidiary shall at all times while it has the benefit of this Agreement remain a wholly-owned subsidiary of the Purchaser and the Purchaser shall not be entitled to assign the benefit of any provision of this Agreement until Ocean is reasonably satisfied that all the Purchaser's obligations and liabilities under the Deed of Indemnity have been discharged in full and further provided that the position of the Vendor shall not be prejudiced in any respect on or after such assignment as compared with the position of the Vendor before such assignment.

9.       NON-MERGER ON COMPLETION

         This Agreement shall notwithstanding Completion remain in full force and effect as regards any of the provisions remaining to be performed or carried into effect and (without prejudice to the generality of the foregoing) as regards all undertakings, warranties, representations and indemnities.

10.      TIME TO BE OF THE ESSENCE

         Time shall be of the essence as regards any date or period mentioned in this Agreement and any date or period substituted for the same by agreement of the parties hereto or otherwise.

11.      ANNOUNCEMENTS

         No announcement or circular in connection with this Agreement or any matter arising therefrom shall be made or issued by or on behalf of any of the parties hereto without the prior written approval of the other party, such approval not to be unreasonably withheld or delayed, provided:-

         (i) that in the case of any announcement or circular required by the Stock Exchange or under the laws of Hong Kong to be issued by the Vendor, the Purchaser shall be given such opportunity to review the same as the circumstances may reasonably permit; and

        (ii) that in the case of any announcement or circular required by the regulatory authorities of the New York Stock Exchange or under the laws of the United States to be issued by the Purchaser, the Vendor shall be given such opportunity to review the same as the circumstances may reasonably permit.

12.      FURTHER ASSURANCE

         Subject to Completion, each party agrees with and undertakes to the other that at any time and from time to time upon the written request of the other party, such party will promptly and duly execute and deliver any and all such further instruments and documents and do or procure to be done all and any such acts or things as the other party may reasonably require for the purpose of obtaining the full benefits of this Agreement and, in the case of the Purchaser, of the rights and ownership of the Shares herein granted.

13.      ILLEGALITY AND UNENFORCEABILITY

         The illegality invalidity or unenforceability of any part of this Agreement shall not affect the legality validity or enforceability of any other part of this Agreement.

14.      DOCUMENTS CONSTITUTING AGREEMENT

         This Agreement and the Disclosure Letter, the Option Agreement, the Purchaser's Deed of Indemnity and the Purchaser's Charge over Shares together with any documents referred to herein constitute the whole agreement between the parties hereto and no variation thereof shall be effective unless made in writing signed by or by the duly authorised representatives of both of the parties hereto.

15.      COSTS AND EXPENSES AND STAMP DUTY

15.1 Each party will pay its own costs and expenses in relation to the preparation, execution and carrying into effect of this Agreement.

15.2 If any stamp duty is payable in connection with the transfer of the Shares contemplated by this Agreement (or in relation to the Option Agreement or the transfer of the non-voting deferred shares as contemplated in the Option Agreement) such stamp duty shall be paid by the Vendor as to one half and the Purchaser as to the other half.

16.      EXECUTION AND COUNTERPARTS

         This Agreement may be executed in one or more counterparts each of which shall be binding on each party by whom or on whose behalf it is so executed, but which together shall constitute a single instrument. For the avoidance of doubt, this Agreement shall not be binding on any party hereto unless and until it shall have been executed by or on behalf of all persons expressed to be party hereto.

17.      LAW AND JURISDICTION

17.1 This Agreement shall be construed and take effect in all respects in accordance with the laws of Hong Kong.

 17.2 The parties irrevocably agree that the courts of Hong Kong are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceedings (together hereinafter referred to as "proceedings") arising out of or in connection with this Agreement may be brought in such courts.

17.3 Each of the parties hereby irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any proceedings in any such court as is referred to in Clause 17.2 or Clause 17.4 and any claims that any such proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any proceedings brought in the courts of Hong Kong shall be conclusive and binding upon such party and may be enforced in the courts of any other jurisdiction.

17.4 Nothing contained in Clause 17.2 or elsewhere in this Agreement shall limit the right of either party to take proceedings against the other party hereto in any other court of competent jurisdiction, nor shall the taking of proceedings by any party in one or more jurisdictions preclude the taking of proceedings by such party in any other jurisdiction, whether concurrently or not.

17.5 The Vendor hereby appoints Ocean Office Automation Limited as its agent for service of process, or such other agent with an office in Hong Kong as the Vendor may notify to the Purchaser for the purpose.

17.6 The Purchaser hereby appoints the Purchaser's Solicitors as its agent for service of process, or such other agent with an office in Hong Kong as the Purchaser may notify to the Vendor for the purpose.

18.      NOTICES

18.1 Any notice under this Agreement shall be in writing and signed (or, in the case of a notice served by facsimile, despatched with the correct answerback) by or on behalf of the party giving it and may be served by leaving it at or sending it by facsimile or prepaid registered post to:-

         18.1.1 in the case of the Vendor, Mr. Francis Li at 4th and 5th Floors, Kader Industrial Building, 22 Kai Cheung Road, Kowloon Bay, Kowloon, Hong Kong. Fax : (852) 799 2398;

         18.1.2 in the case of the Purchaser, Mr. Robert E. Klatell at Arrow Electronics, Inc. of 25 Hub Drive, Melville, New York, 11747, U.S.A. Fax : (516) 391 1683

         or to such other office or address as the relevant party may hereafter specify to the other party hereto by notice in writing expressed to be for the purposes of this sub-clause 18.1.

18.2 In the case of such a notice which is served by telex or prepaid registered post the same shall be deemed (in the absence of proof to the contrary) to have been received:-

         18.2.1  in the case of facsimile, 12 hours after the time of


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                 despatch;

         18.2.2 in the case of prepaid registered post, 48 hours (or 120 hours if to another country) from the date of posting.


AS WITNESS the hands of the parties hereto or their duly authorised representatives the day and year first before written.





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